Exhibit 10.37

BIOSANTE PHARMACEUTICALS, INC.

DESCRIPTION OF EXECUTIVE OFFICER
COMPENSATION ARRANGEMENTS

BioSante Pharmaceuticals, Inc. has entered into employment agreements with each of its executive officers, copies of which agreements have been filed with the Securities and Exchange Commission, as exhibits to BioSante’s annual report on Form 10-K.  The following is a description of oral amendments to those employment agreements or additional oral compensation arrangements between BioSante and the following executive officers of BioSante:

Name of Executive Officer	Title	Base Salary	Bonus Arrangements	Stock Options	Other
Stephen M. Simes	Vice Chairman, President and Chief Executive Officer	$394,000 per year.	$140,400 for the year ended December 31, 2006 one-half paid in January 2007 and the remaining half to be paid in December 2007.

On January 12, 2007, the Compensation Committee of the BioSante Board of Directors granted Mr. Simes an option to purchase 250,000 shares of BioSante common stock at an exercise price of $2.775 per share. Such option vests in three equal (or as nearly equal as possible) yearly installments, with the first installment beginning on the one-year anniversary of the date of grant.

Under the BioSante Pharmaceuticals, Inc. 401(k) Savings Plan, participants, including executive officers, may voluntarily request that BioSante reduce pre-tax compensation by up to 100% (subject to certain special limitations) and contribute such amounts to a trust. BioSante contributed an amount equal to 50% of the amount that each participant contributed under this plan.

Executive officers receive other benefits received by other BioSante employees, including health, dental and life insurance benefits. Executive officers also receive an auto allowance.

Mr. Simes also receives reimbursement for excess long-term disability and excess life insurance premiums and taxes associated with the premiums.

Phillip B. Donenberg	Chief Financial Officer, Treasurer and Secretary	$219,000 per year.	$41,714 for the year ended December 31, 2006 one-half paid in January 2007 and the remaining half to be paid in December 2007.

On January 12, 2007, the Compensation Committee of the BioSante Board of Directors granted Mr. Donenberg an option to purchase 50,000 shares of BioSante common stock at an exercise price of $2.775 per share. Such option vests in three equal (or as nearly equal as possible) yearly installments, with the first installment beginning on the one-year anniversary of the date of grant.

Under the BioSante Pharmaceuticals, Inc. 401(k) Savings Plan, participants, including executive officers, may voluntarily request that BioSante reduce pre-tax compensation by up to 100% (subject to certain special limitations) and contribute such amounts to a trust. BioSante contributed an amount equal to 50% of the amount that each participant contributed under this plan.

Executive officers receive other benefits received by other BioSante employees, including health, dental and life insurance benefits. Executive officers also receive an auto allowance.